Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA - January 10, 2008 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, recently reported earnings of $1,536,424, or earnings per share of $.66, for the quarter ended December 31, 2007.  For the year 2007, net income was $7,036,594 or $3.00 per share.  Net income for 2007 increased $904,439 or 15% over 2006 net income.  Return on average tangible equity and return on average tangible assets were 10.70% and 1.28%, respectively, for the year ending December 31, 2007.

At year-end, total assets stood at $561,636,000, an increase of 4% or $19,469,000, over year-end totals for 2006.  Total loans were $398,467,000, an increase of $8,054,000 or 2%, while deposits at year-end totaled $439,930,000, an increase of $30,095,000 or 7%.  The above figures are based on unaudited financial statements.

Jeff B. Shank, President and CEO stated. “I want to thank all our employees for the effort they make and service they provide our customers and shareholders.  We value those relationships - our bank wouldn’t exist without them.”  The First National Bank of Greencastle was recently named ‘Community Partner of the Year’ by Wilson College, Chambersburg, PA.

The First National Bank of Greencastle is a premier relationship-based banking franchise in Franklin and Fulton County, PA and Washington County, MD.  The Bank provides a full range of both business and retail banking and trust and investment management services through 16 office locations.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.